Exhibit 99.1

Contact:	David A. Johnson, President
Thomas J. Concannon, CFO
Geokinetics Inc.
(713) 850-7600
(713) 850-7330 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS TO ACQUIRE TRACE ENERGY SERVICES, LTD.

HOUSTON, TEXAS August 1, 2005 - Geokinetics Inc. (OTCBB: GOKN) announced today that it had entered into an agreement to purchase all of the stock of Trace Energy Services, Ltd. (“Trace”) of Calgary, Alberta, Canada for approximately CDN $35,000,000 in cash, subject to certain adjustments, and 1,000,000 shares of Geokinetics Common Stock.  Trace, with operations in the United States and Canada, performs 2-D, 3-D and 4-D seismic surveys using both conventional analog and digital seismic equipment for a wide range of customers exploring for oil and gas reserves.  Trace also has the technical capability to record shear wave data utilizing the I/O System Four Vectorseis recording system.

Geokinetics, through its subsidiary, Quantum  Geophysical, Inc., provides seismic surveying services in the Gulf Coast, Mid-Continent and Rocky Mountain regions of the United States.  The combined companies will operate up to nine seismic crews in the North American market.

David A. Johnson, President and Chief Executive Officer commented, “We are pleased to have completed the first step in this acquisition, which provides Geokinetics with additional geographic diversification and revenue expansion opportunities.”

Closing of the transaction, which is subject to certain conditions contained in the purchase agreement, including receipt of satisfactory financing, is expected to occur during the fourth quarter of 2005.  Minneapolis-based investment bank Goldsmith Agio Helms is acting as a financial advisor to Trace.

Geokinetics Inc., based in Houston, Texas, is a provider of 3D seismic acquisition and high-end seismic data processing services to the oil and gas industry.

GEOKINETICS INC. (OTCBB: GOKN)

One Riverway, Suite 2100, Houston, Texas  77056  (713) 850-7600  (713) 850-7330 FAX